UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12.

KNIGHT TRANSPORTATION, INC.

(Exact name of registrant as specified in its charter)

Arizona	001-32396	86-0649974
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20002 North 19th Avenue, Phoenix, AZ	85027
(Address of Principal Executive Offices)	(Zip Code)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Knight Transportation, Inc. held a conference call and webcast on April 10, 2017 regarding the proposed merger with Swift Transportation Company. Below is copy of the transcript of the conference call.

Knight Transportation, Inc.

Moderator: Kevin Knight

April 10, 2017

8:30 a.m. EST

Operator:	This is conference # 99654929

(Chris):	Good morning. My name is (Chris) and I’ll be your conference operator today. At this time I would like to welcome everyone to the Knight-Swift merger conference call. All lines have been placed on mute to prevent any background noise.

After the speakers are (marched) there will be a question and answer session. If you would like to ask a question during this time simply press star, then the number one on your telephone keypad. If you would like to redraw your question, press the pound key.

Attendees for today’s call include Kevin Knight, Knight Executive Chairman; Richard Dozer, Swift Chairman of the board; Dave Jackson, Knight President and CEO; Richard Stocking, Swift President and CEO; Adam Miller, Knight CFO; Ginnie Henkels, Swift EVP and CFO; Jerry Moyes, Swift founder and largest shareholder. Mr. Knight, the meeting is now yours.

Kevin Knight:	Thank you. This is Kevin Knight and I am pleased to welcome you to our conference call today to announce that Swift and Knight will come under common ownership while continuing the separate operations of both great companies. We have slides to accompany this call posted on our website at investor.knighttrans.com/event.

With me today, as said, are Richard Dozer, Swift Chairman of the Board; Dave Jackson, Knight President and CEO who will serve as CEO of the Knight-Swift holding company; Richard Stocking, Swift President and CEO; Adam Miller, Knight CFO who will serve as the CFO of the Knight-Swift holding company; Ginnie Henkels, Swift Executive Vice President and CFO; and Jerry Moyes, the founder of Swift.

Dave, Adam and I will be handling the prepared remarks on the slide and will open up the call for questions. This call is scheduled for 45 minutes therefore we are limiting the questions to one question per participant. If we do not clearly answer the question, a follow-up question may be asked.

I’d like to thank Jerry and the Swift team for coming out early this morning to support us. Before turning it over to Adam, I’d like to ask Rich Dozer and then Jerry Moyes if they would like to comment. Rich?

Richard Dozer:	Thank you Kevin. This is a great opportunity for our stockholders. Those stockholders will benefit from the significant upside potential to this transaction. Under common ownership, the companies together will capitalize on (accommodates) of scale and substantial synergies. This is an exciting chapter in Swift’s history, which stands at 50 years and counting.

Everyone who is part of the Swift team should be proud and excited about what the future holds. I am confident in the new combined team, the combined structure and the combined future. With that I’d like to turn it over to Jerry Moyes, the founder and board member of Swift.

Jerry Moyes:	All right, thank you Rich. I’m very excited about this transaction because it really offers tremendous opportunities for both companies and both sets of shareholders. Operating the Swift and the Knight businesses separately will take advantage of both brands and the talent at both companies.

I’m very confident that this is the right approach. I encourage everyone at the Swift to join me in supporting the Knight-Swift leadership team as we continue the legacy of both these companies. Thank you and I’ll turn it over to Kevin.

Kevin Knight:	Thank you Jerry and Rich. I really appreciate those thoughts. Adam, we will now give our cautionary statement and an (overview) of the transaction.

Adam Miller:	Thank you Kevin and hello everyone. I’ll first refer you to the first two slides of the presentation that contain forward looking statements. I refer your to the (safe harbor) statements and the varied other disclosures on our slide concerning important (judicial) information. We’ll now move on to slide three where we have provided a transaction overview in the slides.

This is an all-stock merger. The (components) are as follows, Swift shareholders will own approximately 54 percent and Knight shareholders will own approximately 46 percent of the post-transaction stock. We will have a single class of stock with one per share. Knight will be the accounting acquirer even though Swift’s holding company will survive the merger and will be renamed Knight-Swift Holding’s Incorporated.

Knight’s financial statements and earnings per share calculations will continue and will be the reference point for disclosures. The stock will trade under the KNX (sticker). The exchange ratio was fixed. Swift will conduct a 0.72 for 1.0 reverse stock split and the pre-merger Swift shareholders will retain their shares.

Each Knight share will be exchanged for one share of Knight-Swift. Using Knight’s April 7th closing price of $30.65 as a reference point, the effect of the exchange would value each split share at $22.07 or approximately a 10 percent premium over closing share price on Friday.

Now from a financial perspective, the transaction will be accreted the Knight’s adjusted (EPS) over the first full quarter following the closing, even before synergies. The transactions should be significantly accretive in 2018 and beyond if we do our jobs on the synergies we have already identified. Which Dave will describe later on in additional slides.

When we talk about adjusted (EPS) or any other adjusted numbers we mean the adjustment that Swift and Knight have made in the historical SEC filings. We’re excluding transactions costs, purchase accounting adjustments and non-recurring entries to conform accounting policies. We have not yet completed the purchasing accounting. The intangible amortization will be significant and we will show that as an adjustment in future periods.

From an operating perspective, Swift and Knight will continue as separate brands with separate trucking operations, separate service inner-networks, and separate (drivers). From a holding company leadership perspective, Kevin Knight will be the Executive Chairman, Gary Knight will be the Vice-Chairman, Dave Jackson will be the CEO, and I will serve as the CFO. The board will consist of all Knight directors and four Swift directors.

We believed it was important to support the leadership and governing structure that has (under pinned) Knight’s industry leading margins and financial returns. The transaction is subject to standard conditions including anti-trust and shareholder approvals.

The Moyes’ family, which has majority of the Swift voting power, as well as Kevin and Gary Knight, have agreed to vote in favor of the transaction subject to customary (exceptions). I’ll now turn it back over to Kevin to comment on the big picture.

Kevin Knight:	Thanks Adam. And if you could, let’s turn to slide four. Let’s get right to the question on most of your minds. Why do you guys think this will work? Let me answer that in detail.

We and Swift were committed to four basic principles from the very beginning; create the best strategic position in our industry, identify significant and realizable synergies, be able to operate at Knight-like financial results, and instill a strong leadership and governance framework.

We discussed these in detail with the Swift board and with Jerry Moyes before continuing down this path. We owed it to both sets of shareholders to get this right and neither company was interested unless we could achieve all four.

The transaction is all stock, which invests both sets of shareholders in future results. The vast majority of the net worth of the Moyes and Knight families will be invested in Knight-Swift. The Knights have known Jerry for 50 years and we worked with him at Swift for over a decade. He trusts us and is fully committed to the on-going board and leadership team.

Jerry will hold single voting stock and will cap his family voting rights about a half the number of shares his family will control. He will be able to appoint two directors and will support the other nominees of the board. This will be a unified governance structure.

When we founded Knight, we incorporated the (interpersonal) spirit of Swift and the cost discipline and accountability that we learned from (Russ Gerdin) at Heartland Express. Many parts of Knight are similar to Swift such as our decentralized operation responsibilities, an accountability pushed out to the service inner-level, our respect for drivers, superior customer service, we believe common perspective on key operating principles will help us find the best practices and not only find them, but implement them.

A big risk in mergers is integrating operating networks, customer service, log planning, driver management; we are taking those risks off the table. We won’t subject customers to poor service and our drivers to workplace disruption. These key stakeholders will continue to be served by their existing contacts in each company. Swift has great people. This is true in many mergers but here we actually know them. We live in the same community and we can easily communicate.

With Richard Stocking and Ginnie Henkels pursuing other opportunities, I will become President of Swift after the close to make sure the best practices get shared and the two companies operate as efficiently as is possible. At its core, trucking is an execution business where each load matters.

Knight has a long history as an industry leader in operating efficiency. We are committed to working with Swift toward the same efficiency Knight has achieved over the years. To any Swift employees who may be listening, we have great respect for you and your organization and I look forward to meeting in the coming months.

Now on to slide five. We have been very deliberate about our description of common ownership rather than merged company. We intend to operate the brands separately by managing at the smallest possible business unit with strong accountability, avoiding (this) economy’s of scale that come with size, and minimizing risks of network disruption. For these reasons, we do not have plans to downsize facilities or business units.

Knight-Swift will be an industry leader in many areas including the largest truckload fleet in North America, extensive service center network covering all major freight centers – one of the five largest operators in each of these markets (driving), dedicated, refrigerated, cross-border and we will also have significant presence in brokerage and (intermodal).

We will also be a leader in profitability. Our combined operating ratio will be amongst the leaders in our industry even before synergies. Our expected synergies will be substantial.

On to slide six. When we look at this map, we see tremendous value for our customers and our drivers and tremendous opportunity for both companies. Some people would anticipate cutting terminals and consolidating operations, we don’t plan to do this and let me tell you why. The supply chain is shortening.

With distribution centers closer to end delivers, with over 70 locations nation wide, the companies will be able to offer customer’s proximity to every major population center in the U.S. Even relatively short distances, can make a difference in the efficiency of pickups and deliveries and the usage of precious driver hours of service.

The same goes for our drivers. We want to maintain the convenience for our drivers. Many of whom pick their carrier based on the location of their home. These locations will be more and more valuable over the long term, as they are positioned optimally for future growth. It would be incredibly difficult and costly to duplicated service center capacity.

I’ll now turn it over to Dave Jackson.

Dave Jackson:	Thank you Kevin, and good morning on this historic day. This combination will create the single largest truck load operating group in North America, probably the world and the largest by a wide measure. And I’ll share some more comments as it relates to slide seven.

Despite being the largest, we still represent a very small percent of the industry’s market share. Consequently redundancy in market served is not an issue. Most of what each company does is substantially similar to one another. There are some unique strength particular to each company. We expect to share strength and (property) (inaudible) in need of improvement.

In many ways the businesses are highly complementary to one another and both are familiar with the types of services each provides, which made a (inaudible). Swift brings unmatched scale of (song) dedicated franchise, a unique Mexico presence to name a few.

Knight brings industry leading returns and dry van refrigerated (import) services truck load. A (profitable non asset) logistics business that has grown to become a meaningful segment of revenue and profit, while improving return on invested capital in one of the industry’s lowest operating cost per (vial) for effective management of safety, maintenance, fuel and other costs.

Given the broad markets we serve, each company will be able to continue most, if not all, of the revenue path while helping one another realize greater efficiencies and improved profitability.

Our experience has been that access and transparency to key information can dramatically accelerate improvement, particularly when one is looking to achieve something already achieved by another. We expect significant value creation as a result of this synergy. We expect to achieve 15 million in synergies from the time of close, likely in the early 3rd quarter of 2017 to the end of 2017.

We anticipate adjusted earnings per share accretion over 30 in 2018, the first full year of the combination. We believe there’s the potential for significant value creation from the approximate 5.2 billion dollar combined market cap, at the time of the announcement, as the economic characteristics of Swift become more similar to Knight’s over time.

We would not have pursued this transaction if we did not have the confidence in our ability to continue Knight’s industry leading returns in the knight entity, and have (prediction, to being able) to help Swift accomplish similar returns.

Now, if you’ll follow me to slide 8, Knight and Swift will continue to be separate companies after the close of the transaction. Distinct brands, with distinct management. We expect little to no change for customer, and driving associate’s facing activities. There are some areas that may work together closely or become one support group to the operations.

Drivers have made -- and new drivers will make decisions on where they want to drive. We will not override their decisions by merging operations. Each business will recruit (inaudible) manage, et cetera independently. Different than other industries, the fastest way to accrue synergies, and irregular route truck loads is not through merging and consolidating operations. The asset based truck load business is an execution business that contends with a variety of macroeconomic seasons and cycles.

Our primary focus is on execution. Higher levels of efficiency and execution are measured by lower operating ratio which improves with lower operating costs per mile and a higher revenue yield per mile.

Execution on a per load, per truck and per service center or a per terminal basis are the foundation for achieving a low OR. Our experience has been that visibility to the right measurement, at the right time and in the hands of an appropriately empowered manger, can meaningfully accelerate (inaudible).

We plan to leverage the freight market knowledge in both organizations. This will help with the strategic consideration, for the lanes and loads each company chooses to serve and the degree to which each is willing to commit capacity through contract and non contract opportunities. We expect this to lead to market improvement in both companies.

In general the asset based carriers are consistently being outspent in technology and innovation and investment by the non assets based brokers and (3PL’s) in the space. We believe that accelerated development and implementation of technology will be one of the direct benefits from the consolidation of these two companies. Each company has projects at various stages that can improve visibility for customers, the driver experience and pulling information with these -- and asset productivity.

Next on to slide 9, as mentioned we expect to realize 15 million in synergies from the time of close to the end of 2017. This would roughly be a run rate of 30 million for the first 12 months. We expect synergies to ramp up more over time, up to 100 (million) in 2018, and 115 million for 2019. We expect those to come from both cost and revenue synergies.

We’ve identified several members of a cross functional team that will serve as the transition team that will include leaders from both companies. We’ve indentified over 30 specific areas for improvement through collaboration or integration.

Upon the close, the team will work with leaders in both companies to choose the best approach to quickly pursue opportunities to improve profitability in the identified areas. Some areas have more opportunities, such as refrigerated and brokerage, where there’s a large gap in performance between the two companies.

Other areas, which may not be as large, such as leveraging purchasing power, eliminating any redundant company and other costs will add up quickly, given the size -- (twice) the size of the business. (Inaudible) and back over to Adam.

Adam Miller:	Thank you Dave. On to slide 10. In our industry we believe a strong balance sheet is a strategic advantage. Swift has made a lot of progress deleveraging since going public in 2010, while Knight is essentially debt free. This results in a combined balance sheet that the (inaudible) net leverage ratio of 1.3 times.

We also believe combined entities will generate meaningful free cash flow that will allow us to deploy capital towards accelerated deleveraging capital returns, and future growth initiatives.

Maintain a strong balance sheet, with low levels of debt has always been a part of the culture at Knight and we intend to pursue that same path moving forward.

This concludes our prepared remarks, and I’ll now turn it over to Kevin Knight.

Kevin Knight:	In moving on to our final slide, thank you Adam. At this point I’d like to open it up for questions. As a reminder the call will end at 6:15 our time, which is actually at 9:15 eastern standard time, or is that eastern daylight time. There we go. For media requests, please contact (Duwell Frank) at (212) 355-4449. For investor relations, please contact Dave Jackson or Adam Miller at (602) 606-6315.

We will now take questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question, press star and the number one on your telephone keypad. Again that’s star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Our first question comes from the line of (Tom Wedowitz) from (UVS). Please ask your question.

(Tom Wedowitz):	Yes, good morning and congratulations to everybody on the transaction.

Kevin Knight:	Thanks (Tom).

(Tom Wedowitz):	Kevin, I wanted to see if you could offer some thoughts on the importance of freight selection and how you think you might be able to apply your approach from Knight to Swift, which obviously has a much larger base of trucks.

I guess historically I think of freight selection -- you know handling the freight is one of the -- components of your recipe for such strong margins at Knight, and you know some of the (diseconomies) of scale are challenges to much larger carriers, just hard to, you know, get the higher quality freight, when you have so many more trucks to fill.

So I was just wondering if you could say -- give us some comments on is freight selection a key driver and if that’s so, then how would you (act) to keep that across the much larger fleet at Swift? Thank you.

Kevin Knight:	Yes, well that’s a long question (Tom). I’ll try to -- I’ll try to hit it all the best that I can. First off, great selection is important, but we really look at freight selection more in conjunction with what the market is offering at that particular time and at that particular place. So a lot of that has to do with where we are in the cycle and where we are with contract and non contract opportunities.

The thing you’ve got to remember about Swift, is yes they are big, but the fact of the matter is, they have a lot of service centers, or terminals, and -- so at their terminal level, they’re not that big. And -- and so when you take a national sales network like Swift has in conjunction with local operations people, you really begin to understand what you need in order to make those trucks successful.

You’ve also got to remember (Tom) that Swift is made up of a large dedicated component, and so dedicated is of course is much different than the irregular route stuff. So -- and then of course their irregular route is broken up into several components, including flat bed, including Mexico operations, including refrigerated, including dry vans.

So when you apply those -- you know 40 or so terminals, to that -- to all of that, with really good people in the field that understand what you’re trying to accomplish and after we close, when we get to point to where we can share how we see all of that coming together and how it works for Knight and how it works for Swift.

I think (Tom), we’re going to do really, really well in making sure that we harvest the right freight opportunities with the right yield that will lead us to the highest revenue per day which you all know that’s a critical component.

Now (Tom), we need a little stronger market to accomplish all of the synergies that we’ve laid out. But we will get that and we -- it’s maybe been a little slower than we would hope coming but at some point, we will get that. Especially, when you think of (ELVs) coming at the end of this year.

I mean, everybody has to recognize there’s a large tier of capacity that basically doesn’t operate under current regulation. And when that happens, that’s going to be a big change in our space.

Now it won't happen overnight but it will happen. And that is -- that’s going to be a big opportunity as we move through improving our yields, improving our freight selection, et cetera. So I hope I answered your question, (Tom). Did I?

(Tom):	Can I just -- am I correct in assuming freight selection is the key lever that you’re going to focus on or not.

Kevin Knight:	It is a key lever that we will focus on, (Tom). Absolutely.

(Tom):	OK. Great. Thank you.

Kevin Knight:	(Tom), if I could just -- hey (Tom). Let me just add onto that for moment. If you -- if you look at a (typical this) season, each business today sees several million individual load and (lane) opportunities to quote and bid on. And so technology has advanced in that area. Both it’s advanced on the shipper and customer side which is why we see bids so frequent and routine now.

But there are optimization tools that exist for us today. And so when you consider the number of opportunities that will be presented on an annual basis for us to then take through and work and identify where -- which economics work best to drive revenue productivity on a per truck basis.

This is a place where technology can play a role for us. And the far reach of two very diversified customer portfolios -- the two customer portfolios that both businesses bring together. And so over time I think that that just gets better and better for us.

(Tom):	That’s great. Thank you for all the perspective. I appreciate it.

Kevin Knight:	Thanks (Tom).

Operator:	Next question is from the line of (Ken Hextor) of Bank of America, Merrill Lynch. Please ask your question.

(Ken Hextor):	Hey. Great. Good morning. And congrats again on the landscape changing move here. Interesting stuff. But Dave from the past you’ve noted or Kevin on the (far non) it works so well because it operated so well when you acquired it. So leaving it to operate independently was a key focus for you.

How do you change operators with Swift? Is it to move from contract to more spot as Knight does or maybe you can talk a little bit about how you would go addresses that and shifting that operating ratio in such a large way.

Kevin Knight:	Well, we’ll both -- we’ll probably both comment, both Dave and I. And hey, thanks for being on the call (Ken). First off, Swift has extremely good operations. And we do too. And so we will work together to find the absolute best practices in all areas of our business. So when we talk about finding the operating points that we need in order to gain those synergies.

I mean, there are -- there are multiple areas, yield (Ken) will be one of those. And yield comes from both markets, from both contract and both non contract. And we will leverage both skill sets, both operations to absolutely improve our yields as the market cooperates with that initiative.

So much of synergy will come from that but secondarily when you have two companies like Swift and Knight, you have significant opportunities to improve your purchasing economies of scale.

We’ll get better in the area of insurance and claims. We’ll get better in the area of fuel costs. We’ll get better with technology. Every dollar that we spend on technology and every dollar that Swift spends on technology will now be leveraged across the entire spectrum. You guys know that our non asset based competitors are spending lots of money on technology.

And pretty much the asset based guys have not been able to do that. But with this time of transaction, we will leverage technology across the entire enterprise. Everything we’re doing in the area of brokerage and transportation management, everything Swift’s doing in the area of brokerage and transportation management will basically be shared across both companies.

We’re going to -- as we’ve said before, we’re going to grow that logistic space. This is a -- this is a capital entity business and by dang, if we’re giving all this capacity that we pay for as two companies, we’re certainly going to find significant opportunities to get those non asset based opportunities from the logistics business and our brokerage. So Dave, you’ve probably got some things to add to that.

Dave Jackson:	I would just that, (Ken), this ultimately comes down to the economic on a per truck basis. We’re going to try and be as efficient as humanly possible for everything that supports the truck but the revenue generation happens on a per truck basis.

Which is one of the reasons why the decentralized model is so valuable because it enables us to get our arms around a business and manage it one truck at a time, an individual driver at a time. And so collectively, when you have the right focus, the right expectation, and to drive the economics on a per truck basis, which (Luves) would look at that as revenue per truck, per day or per week.

And -- which is basically made up of two inputs. Miles per truck per week and rate per yield per mile. And so we feel comfortable that we understand those economics and then this provides a structure where we can manageably work our way from individual trucks to individual (circuit dinners) or terminals, as they’re referred to in the Swift network which collectively build all the way up to this fleet of 23,000 trucks. But the focus and the effort and the understanding, it all comes down to a per truck basis.

So as my comment was earlier today, it ultimately is an execution business that’s about visibility and accountability. And so I think that’s a key part in how we continue to move forward and improve from an operational standpoint.

(Ken):	Great. Thank you very much for the insight.

Kevin Knight:	Thanks (Ken).

Operator:	Our next question comes from the line of (Jon Larken) and Stifel. Please ask your question.

Kevin Knight:	Hey (Jon).

(Jon Larken):	Yes. Good morning. Congratulations on such an interesting combination here, completely unexpected I think by everyone. Dave, you talked about the synergy ramp here that’s going to develop over the next couple of years and I think we can all get our arms around the projected cost synergies that you’re talking about.

But the revenue synergies, if you could maybe give us a little clarity as to what you’re talking about there. Would we basically apply the combined operating ratio to that revenue synergy to come up with the resulting incremental operating income or how should we think about the revenue synergies in relation to the cost synergies.

Dave Jackson:	Yes. Well we -- our outlook here is for things to get a little bit better. As we talking I think in our last quarterly conference call, it’s been very rare that we’ve seen rates negative in consecutive years. It almost never happens. But we’re seeing that in this current environment. And so that typically shows us that we’re close to an inflection point.

So we as well look out ahead, we expect those revenue synergies to accrue at a much faster rate when we look into really beginning towards the end of this year in the fourth quarter when we think we’ll be just past the inflection point and then building in -- through 2018. And hopefully that continues beyond. Kevin alluded to the level playing field in terms of compliance enforcement with ELD’s coming.

Of course, that will be a factor in 2018 and beyond. So I think a little bit of a lift, a little bit of help from the market is -- we’re banking on that for some of these revenue synergies. Now from a freight selection and helping one another. Those are certainly opportunities that exist just as we collaborate after the close and share our marketed (pells as she built). Given the large dedicated portion for Swift, you have perhaps some stability there in a certain subset of the rates.

And then hopefully Swift will experience the kind of upside in improving rate environment that has been the patter for Knight now, in at least the last two upturns in the environment. As you saw what happened with Knight’s revenue per loaded mile in 2014, really started in late 2013 but throughout ’14 and through ’15. And so we would like to see some progress that’s a little bit more along the Knight side on this next upturn in terms of Swift’s rates.

Kevin Knight:	And (Jon), maybe I’ll just jump in here. I think a key part of this is just how we approach the market in conjunction with assets and non assets. So basically, when you’re in the space of the (CH Robinsons) of the world, it pulls you very heavily into the non contract market. When you run the amount of trucks that Swift runs, it pulls you very heavy into the contract market.

At Knight, we’ve experienced a very good combination of both that leads to improving yields for your asset based business. So believe that just based on our experience, I think we’ll have a lot to add there as we work with Swift in the area. And hey, let’s not forget about Swift’s dedicated (piece) like Dave brought out. Swift is one of the premiere providers of dedicated in this industry. And hey, we do dedicate it also but at a much smaller level and I believe that we have a lot to learn on the dedicated side of the business.

And one thing you know about us at Knight. (John), if we get a good dedicated deal, a solid dedicated deal, we're going to get the cost as efficient as we possibly can. So, I think there's lots of opportunities in front of us to really improve our yields going forward.

(John):	Just maybe as a clarification follow up on this …

Kevin Knight:	Yes?

(John):	… it seems to me that some of those revenue synergies are built around the notion of supply and demand tightening over the next couple of years, which would be the natural progression of the cycle. And in theory, I guess, that would happen irrespective of the combination of the two companies.

So perhaps some people might not think of that benefit as a true synergy. It's really related to sort of the market cycle and would benefit both components of the combined organization even if they hadn't combined. Am I thinking about this correctly?

(Multiple Speakers)

Kevin Knight:	Yes, that's exactly right, (John), and that's why I say, you've got to add to that thought process our approach to the market in conjunction with our non asset offering. We will do very well in the contract area, and we will do very well in the non contract area; both companies.

(John):	Very good. Thank you.

Kevin Knight:	Thank you.

Operator:	We have a question from the line of (Brad Delcuv Pegiens). Your line is now open. Please ask your question.

Kevin Knight:	Hey, Brad.

(Brad Delcuv Pegiens):	Good morning. Congratulations to everybody on this big announcement. Kevin, I just wanted to get – you know, going back to the question of "why now?" It seems as if this is a big validation for the thesis that ELDs will level the competitive playing field. I'm just curious if you could expand on that just a touch and say yes or no, whether or not that's a big part of what gives, I guess both entities the confidence to do this (deal) now.

And then, if I could, just try to tie in, you know, trucking has been weak. And the economy – I guess the signals have suggested it's really not as weak. And the big question we get is whether or not there's been some interruption with ecommerce, in terms of what's going on with these big box retailers, and whether that's negatively impacting truckloads.

So just – maybe you could kind of expand on both of those, and how this combination can really drive the value for both shareholders.

Kevin Knight:	Yes. Well thanks, (Brad). I'll start, and if Dave or Adam want to jump in, they're welcome. They're welcome to help me.

First off, let's talk about – let's talk about capacity. Going back to 20014, our industry, for many players in the industry, they continued to think that we were a growth industry. And we're not. So, (Brad), hey, that is still having a negative impact on our markets.

But one thing that we know, is that will self correct. Those folks that went out and brought trucks when they shouldn't have, and when they took on additional debt as a result of that, that will come back to bite them. It always does. Especially as we go into our second year of negativity on rates.

So capacity is already, even though slow, starting to correct itself.

As far as ecommerce, we believe that ecommerce long term is good for truckload. OK? So, I can't honestly tell you (Brad), if ecommerce is taking away from the truckload space. But I will tell you that ecommerce wants to get as much freight as they can as close to the end consumer as fast as they can. And there is no better service than truckload to do that.

And all of our brands are big players in the ecommerce space. So I do not believe that ecommerce is having a negative impact on truckload. I would say, maybe quite the contrary.

As far as "why now?" Well, you know the moon and the stars align. When you do a deal, you know, things really have to come together. And I will tell you, (Brad), that at every one of our strategy sessions at night over the last several years, we've talked about this combination; some years for five minutes, some years for a 1/2 an hour. And, you know, we just felt like this past summer that there could be an opportunity.

And so we reached out to Rich Dozer, and talked about it, and it took off from there. Sometimes moving a little slower than we had hoped, no pun intended, Rich. But really, everybody worked very, very hard to make this happen.

And also, we are in the same town. I mean how often are you afforded the opportunity where you merge with somebody who's a half hour away, somebody who used to work for, somebody who you know many of their employees, you know their culture, you understand they have the same desires around safety and service and profitable growth that we do?

And how often are you presented, (Brad), an opportunity where you believe that based on those synergies we've discussed, we have the potential to double our market cap in three years?

I mean, that doesn't happen. And if this deal, as the momentum built, our energy has built. And so really, I don't think the "why now?" has so much to do with the ELDs, or so much to do with the market, or so much to do with ecommerce, or where we are. It's like this is an opportunity, (Brad), that could not be passed up by either company.

And you know, we've got a lot of work to do, but oh my gosh, are we excited. And I don't know – Dave, do you have something to add?

Dave Jackson:	I can't match the passion. But clearly, (Brad), we would do this deal in any market. The ELDs – that's a favorable backdrop, but we would have done this in any market. You just can't get people, the customers, the capacity, the competencies in any other way or in any other place.

And the potential for this value creation, as Kevin just alluded to, from the $5.2 billion that it starts preannouncement, to what we have our sites set on as being $10 billion over the next three years, you just can't find value creation opportunities like that …

Kevin Knight:	You know, and one – one other thing, (Brad), because we're out of time here, but one other thing that I want to add. I mean, when you think of our drivers, could you imagine working for an organization that has the freight opportunities that this combined – that this company will have between these brands?

When you think of short haul, when you think of refrigerated, when you think of (range), when you think of regional, when you think of dedicated, if I'm a driving associate I am thinking, oh my gosh, they have everything and anything that I could want.

From a customer perspective, when you think of the capacity that we bring with our asset, the capacity we bring from our third party carriers, and where technology is headed within the two organizations to offer the visibility of their freight all the time, I mean this is a huge win for our customers.

And then the last thing is for other people. I mean good heavens. I remember when we started Knight, you know, we had been with Jerry for many years, and we had learned his entrepreneurial spirit. And then, I had developed with relationship with (Russ Jervine), and I thought, gosh I wonder if I can get him to show me anything. And he showed me some things. We wouldn't show me all things.

But when I think of any of the associates in our company, think of the opportunity to learn. I mean, I can't wait to be involved with Swift again, and learn all the great things that have taken place since we've been gone. And I can't wait to share all of the things that we've created in the last 26 years.

So (Brad), hey we're really, really excited. And hey, by the way, these are our last remarks here. This is the last question. I want to thank Richard and Ginnie. Let me tell you, we have been able to work a little together in the last few weeks, and let me tell you, our teams have worked impeccably together.

I want to thank Rich Dozer for hanging in there with us. And I appreciate him understanding the vision. And I want to thank Jerry. Jerry is putting enormous trust in these combined organizations, and in not only his family, but in our family too.

And hey, I want to thank all of our people for all the good work that they do every single day, every single load; picking it up, delivering it on time, doing all the things that are required in this amazing business.

And hey, with that, we'll conclude the call. We appreciate your interest. And Chris, I'll turn it back to you.

Chris:	This concludes today's conference call. Thank you for participating. You may now disconnect.

END